SHARE OPTION AGREEMENT

Dated _________, 2005 by and among Bank Hapoalim B.M. of 41 Rothschild Boulevard, Tel-Aviv 66883, Israel (“Bank”), and York Capital Management, for and on behalf of accounts managed by it, of 390 Park Avenue, New York, NY 10022, United States (the “Purchaser”). Each of the Bank and Purchaser is hereinafter referred to as a “Party” and collectively the “Parties”.

W I T N E S S E T H

WHEREAS, Gilat Satellite Networks Ltd., C.N. 52-003893-6 (the “Company”) is a public company whose ordinary shares, par value NIS 0.2 each, (hereinafter the “Ordinary Shares”) are traded on the Tel-Aviv Stock Exchange (“TASE”) and on NASDAQ; and

WHEREAS, the Bank is the owner and holder of 3,302,428 Ordinary Shares, constituting on the date hereof, on an issued and outstanding basis, approximately 14.8% of the Company’s issued and outstanding share capital (collectively the “Bank’s Holdings”); and

WHEREAS, in connection with the Closing of the Loan Assignment Agreement, the Bank wishes to grant to Purchaser, and Purchaser desires to acquire from the Bank, an option for the purchase of 1,000,809 Ordinary Shares out of the Bank’s Holdings (hereinafter the “Option Shares”), all under the terms and subject to the conditions set forth below; and

WHEREAS, in connection with the Closing of the Loan Assignment Agreement, the Bank wishes to grant to Purchaser, and Purchaser desires to receive from the Bank, a right of first offer with respect to the Remaining Shares (as defined below), and in certain cases with respect to the Option Shares, all under the terms and subject to the conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual promises and conditions herein contained, the Parties hereto hereby agree as follows:

DEFINITIONS

The following terms shall have the following meaning ascribed to them:

Fair Market Price	With respect to each of TASE and NASDAQ: the average of the closing prices of an
Ordinary Share at the close of trading on each of the 30 consecutive trading days on such stock exchanges immediately preceding the Call Exercise Event; provided however, that if the Fair Market Price for TASE will be different than the Fair
Market Price for NASDAQ, then the Fair Market Price shall be the average of the
Fair Market Price for each of TASE and NASDAQ;

Loan Assignment Agreement Offer and Offered Shares Remaining Shares ROFO Period Third Party Purchaser Third Party Shares	The Loan Assignment Agreement dated June 23, 2005 between the Bank and Purchaser to which this Share Option Agreement is attached as Schedule 2.4(b) thereto;

As defined in Section 2 below;

1,051,619 Ordinary Shares left after subtracting the Third Party Shares and the
Option Shares from the Bank's Holdings;

In case (i) the Bank wishes to sell Offered Shares at a transaction outside of
TASE and NASDAQ, then the ROFO Period shall mean 14 days from the delivery to the
Purchaser of the Offer; and (ii) the Bank wishes to sell the Offered Shares on
TASE and/or on NASDAQ, then the ROFO Period shall mean 48 hours from the delivery to the Purchaser of the Offer;

The third party reasonably acceptable to the Purchaser that will purchase the
Third Party Shares at or prior to Closing.

1,250,000 Ordinary Shares of the Bank's Holdings that will be purchased from the
Bank by the Third Party Purchaser.

All other capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Assignment Agreement.

Article I
Purchaser’s Call Option

1.        Purchaser’s Call Option. (a) At any time beginning as of Closing and ending on the second anniversary thereof (“Call Period”), Purchaser shall have the right from time to time, but no more than three times, by delivering a written notice to the Bank (each a “Call Exercise Notice” and consequently a “Call Exercise Event”), to cause Bank to sell to it the Option Shares (or a portion thereof), free and clear of any third party rights, at a price per each Ordinary Share (“Call Consideration”) which shall equal: US$6.30 plus 35% of the difference for each Ordinary Share between US$6.30 and the Fair Market Price (it being understood however, that should the Fair Market Price at that time be less than US$6.30 per Ordinary Share then the Call Consideration shall be US$6.30 per Ordinary Share).

       (b)        Call Closing. The purchase and sale of the Option Shares shall be consummated within no more than seven days after delivery of the Call Exercise Notice (a “Call Closing”), or at any other time as the Bank and Purchaser shall mutually agree. Upon the Call Closing, and subject to subsection (c) below, the Bank shall transfer the amount of Ordinary Shares purchased to a bank account designated for this purpose by the Purchaser, against full and immediate payment by Purchaser to the Bank of the aggregate Call Consideration for the entire amount of Option Shares so purchased at the Call Closing in US$ in cash, to be paid via wire transfer of immediately available funds to a bank account designated by Bank. All the transactions at the Call Closing shall be deemed to have taken place simultaneously and no transaction shall be deemed to have taken place until all transactions to be completed at the Call Closing have taken place. During the Call Period the Bank shall be precluded from selling the Option Shares to any third party.

       (c)        Cashless Exercise. The Purchaser may elect, in its sole discretion, to pay all or a portion of the Call Consideration to the Bank in the form of Ordinary Shares valued at the Fair Market Price used to determine the Call Consideration. In such event, at the Call Closing, no cash consideration shall be paid by the Purchaser to the Bank with respect to that portion of the Call Option exercised on a cashless basis, and only the Net Option Shares shall be transferred to the Purchaser’s bank account designated for this purpose. The “Net Option Shares” shall be that number of Option Shares equal to (x) the total number of Option Shares for which a cashless exercise is elected, less (y) that number of Ordinary Shares which when multiplied by the Fair Market Price used to compute the Call Consideration, equals the Call Consideration for those Option Shares. For the avoidance of doubt, those Option Shares which were exercised and used to calculate the Net Option Shares in exercise of the Call Option on a cashless exercise basis shall not be subject to the Call Option a second time.

Article II
Purchaser’s Right of First Offer

2.        Purchaser’s Right of First Offer. (a)     Prior to any sale by the Bank of all or portion of the Option Shares (which shares may be sold or otherwise disposed of only following expiration of the Call Period) and/or the Remaining Shares, the Bank shall firstly offer the amount of Ordinary Shares it so wishes to sell (hereinafter “Offered Shares”), to the Purchaser, for consideration in cash and on such terms and in such manner as hereinafter provided (the “Offer”). The Offer shall be made in writing as per the provisions of Section 4.7 below. The Offer shall specify the number of Offered Shares, the consideration per each Offered Share and other material terms of the offered transaction and shall be valid during the ROFO Period only and thereafter shall expire and be null and void. Within the applicable ROFO Period, Purchaser shall notify the Bank in writing (as per the provisions of Section 4.7 below) if it wishes to purchase all (and only all) of the Offered Shares (the “Acceptance Notice”). If within the ROFO Period, the Offeree shall not have given an Acceptance Notice, it shall be conclusively deemed to have rejected the Offer.

       (b)        In case an Acceptance Notice was duly delivered to Bank within the applicable ROFO Period, then within no more than five days thereafter the Offered Shares shall be transferred to the Purchaser pursuant to the terms of the Offer (the “ROFO Closing”). At any ROFO Closing, the Offeror shall sell and transfer the Offered Shares, free and clear of third party rights, to a bank account designated for this purpose by the Purchaser against full and immediate payment by Purchaser to the Bank of the aggregate consideration for the entire amount of Offered Shares in US$ in cash, to be paid via wire transfer of immediately available funds to a bank account designated by Bank.

       (c)        Should Purchaser fail to duly deliver the Acceptance Notice within the ROFO Period, then Bank shall be free to sell the Offered Shares, wholly and not partially, to any person under the terms specified in the Offer, provided that the sale shall be consummated within 120 days after the end of the ROFO Period. If such sale is not consummated within said 120 days as applicable, then the rights granted to the Purchaser under this Section 2 with respect to the Offered Shares shall be reinstated and any Offered Shares shall not be sold by Bank unless an Offer was made to Purchaser in accordance with the foregoing.

Article III
Representations and Warranties

3.1         Representations and Warranties of both Parties. Each Party represents and warrants to the other Party asfollows:

3.1.1      Such Party has full corporate and/or partnership power, as applicable, and authority to execute and deliver this Agreement and any other agreement contemplated hereby, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery and performance by such Party of this Agreement and any other agreement contemplated hereby have been duly authorized by all necessary corporate action on the part of such Party, and no other action on the part of such Party is necessary to authorize the execution and delivery of this Agreement and any other agreement contemplated hereby by such Party, or the performance by such Party of its obligations hereunder. This Agreement has been duly executed and delivered by the Party and constitutes a legal, valid and binding agreement of such Party, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.1.2     The execution and delivery of this Agreement by such Party, the performance by such Party of its obligations hereunder and thereunder and the consummation by it of the transactions contemplated hereby and thereby will not violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to such Party, or any agreement to which such Party is a party. No consents, notices, filings, approvals or authorizations are required to be made to or with any person, entity or governmental body by such party for the consummation of the transactions contemplated by this Agreement which have not been obtained or made by Closing and the failure of which to obtain or make would have a Material Adverse Effect.

3.2        Representations and Warranties of the Bank. In addition to the foregoing, the Bank represents and warrants to the Purchaser as follows:

3.2.1     The Bank is the sole owner, beneficially and of record, of the Option Shares and the Remaining Shares and has good and marketable title thereto, fully-paid and non-assessable, free and clear of any third party rights (except for any restrictions on transfer imposed under any applicable securities laws). Upon the consummation of the transactions set forth in Sections 1 and/or 2 above, Purchaser will acquire from the Bank good and marketable title to the Ordinary Shares so purchased from the Bank free and clear of all third party rights (except for any restrictions on transfer imposed under any applicable securities laws).

3.2.2     Other than the Bank’s Holdings and under the Facility Agreement, the Bank has no rights to acquire or receive additional securities of the Company.

3.3        Representations and Warranties of the Purchaser. In addition to the foregoing, the Purchaser represents and warrants to the Purchaser as follows:

3.3.1     The Purchaser is a sophisticated investor, experienced in financial and business matters and in purchasing shares or investing in companies, is capable of evaluating the merits and risks of the transactions contemplated hereunder, and is able to fend for itself and bear the risks thereof. Purchaser is financially capable to perform all of its obligations under this Agreement, including without limitation the payment at any Call Closing or ROFO Closing of the full consideration to be paid to the Bank thereunder.

3.3.2     Purchaser hereby acknowledges and agrees that aside from the specific representations and warranties of the Bank in Sections 3.1 and 3.2 above and in the Loan Assignment Agreement, that it is consummating the transactions hereunder and purchasing the Option Shares and/or the Remaining Shares pursuant to Sections 1 and/or 2 on an ‘AS IS’ basis, and without any further representations and/or warranties on behalf of the Bank with regard to the Company, and the Bank’s Holdings, and the Bank has not given and shall not be treated as having given to Purchaser any information, representation, warranty or undertaking whatsoever other than those specifically set forth herein and in the Loan Assignment Agreement. Purchaser acknowledges and agrees that it will not have any claims and/or demands of any kind against the Bank, its officers, employees, affiliates and/or representatives with regard to the transactions contemplated hereunder (except where the Bank has breached any of its obligations hereunder). Purchaser hereby expressly waives any claim whatsoever in connection with Purchaser’s entering into this Agreement and its rights to obtain any relief of rescission, compensation or restitution in respect of such claims.

Article IV
General Provisions and Miscellaneous

4.1        Binding Agreement. This Agreement, including all Schedules and other documents relating hereto, constitutes the entire agreement between the Parties hereto with respect to the subject matter hereof and embodies all the terms binding upon the Parties in respect thereof and supersedes and replaces any and all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. No Party shall be liable or bound in any manner by prior or contemporaneous express or implied representation, warranty, statement, promise, covenant or agreement pertaining to said transactions made by it or on its behalf unless same is expressly set forth or referred to herein.

4.2        Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.

4.3        Amendments, Waivers, Discharges and Consents. No amendment, change or modification of this Agreement or any of the provisions, terms or conditions hereof, no waiver of a right, remedy, privilege or power, or discharge of an obligation or liability, conferred upon, vested in or imposed on either Party under or pursuant to this Agreement, and no consent to any act or omission pertaining hereto shall come into operation and be effective unless duly embodied in a written instrument signed by or on behalf of the Party against whom such amendment, change, modification, waiver, discharge or consent is asserted or sought.

No failure to exercise and no delay in exercising any right, remedy, privilege or power under or pursuant to this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, remedy, privilege or power preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power.

4.4        Partial Invalidity or Unenforceability, Assignment. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the Parties shall be construed and enforced only to such extent as shall be permitted by law and in accordance with the Parties’ intentions as they were on the date hereof. Neither this Agreement as a whole nor any right or obligation hereunder shall be assignable by any Party without the prior written consent of the other Party, provided however, that the Purchaser shall be entitled to assign this Agreement to any affiliated party reasonably acceptable to the Bank.

4.5        Governing Law. This Agreement and the rights and obligations of the Parties hereunder or pursuant hereto shall be governed by and construed in accordance with the laws of the State of Israel (irrespective of its choice of law rules). Any controversy or claim arising under, out of, or in connection with this Agreement, its validity, its interpretation, its execution or any breach or claimed breach thereof shall be brought before the competent courts of the district of Tel Aviv- Jaffa which shall have sole and exclusive jurisdiction over any matter arising hereunder, and each of the Parties irrevocably submits to such jurisdiction and irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any matter arising hereunder in said jurisdiction. The address for service of process in Israel on the Purchaser shall be Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center (Round Building) Tel Aviv 67021, Israel.

4.6        Public Announcements. Neither Party shall make any public statements or issue any press releases with respect to this Agreement and the transactions contemplated hereby without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) except as may be required by applicable law. If a public statement is required to be made under applicable law, the Parties shall consult each other in advance as to the contents and timing thereof.

4.7        Notices. Each communication to be made under this agreement shall be made in writing and, unless otherwise stated, may be made also by fax transmission. Each communication or document to be made or delivered by one Party to another pursuant to this Agreement shall (unless that other Party has by 14 days’ written notice specified another address) be made or delivered to that party, addressed as follows:

If to the Bank	If to Purchaser
Bank Hapoalim B.M Poalim Capital Markets Ltd. 41 Rothschild Boulevard Tel-Aviv 66883 Fax no. 972-3-569-5699 Att: Nir Brunstein	York Capital Management 390 Park Avenue 15th Floor New York, NY 10022 Fax no. 1-212-300-1301 Att: Adam Semler and Jeremy Blank
With a copy to:	With a copy to:
Zellermayer & Pelossof, Advocates 20 Lincoln St. Tel Aviv 67134, Israel Fax Number.: 972-3625-5500	Gross, Kleinhendler, Hodak, Halevy,Greenberg & Co. One Azrieli Center (Round Building) Tel Aviv 67021, Israel Fax Number:972-3-607-4400

and shall be deemed to have been made or delivered the next banking day after delivery (in the case of any communication made by facsimile transmission) or (in the case of any communication made by letter) the next banking day after being physically left at that address.

IN WITNESS WHEREOF, the Parties hereto have caused this SHARE OPTION AGREEMENT to be duly executed and delivered as of the date first written above.

BANK HAPOALIM B.M. BY: —————————————— Name: Title:

BY: —————————————— Name: Title:

YORK CAPITAL MANAGEMENT BY: —————————————— Name: Title: